Exhibit 5.1

March 27, 2009

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Jazz Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,301,630 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s 2007 Equity Incentive Plan (the “Incentive Plan Shares”); (ii) 350,000 shares of Common Stock pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP Shares”); and (iii) 78,948 shares of Common Stock pursuant to the Company’s 2007 Non-Employee Directors Stock Option Plan (the “Directors Plan Shares”).

In connection with this opinion, I have examined (a) the Registration Statement and related Prospectuses, (b) the Company’s 2007 Equity Incentive Plan (the “Incentive Plan”), (c) the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”), (d) the Company’s 2007 Non-Employee Directors Stock Option Plan (the “Directors Plan”), (e) the Company’s Fourth Amended and Restated Certificate of Incorporation, (f) the Company’s Amended and Restated Bylaws, as currently in effect, and (g) such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents as originals, the conformity to originals of all documents as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Incentive Plan Shares, the ESPP Shares and the Directors Plan Shares, when sold and issued in accordance with the Incentive Plan, the ESPP and the Directors Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Carol A. Gamble
Carol A. Gamble General Counsel